EXHIBIT 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

October 12, 2020

Board of Directors

BIOLIFE 4D INC.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated March 28, 2020, with respect to the balance sheets of BIOLIFE 4D INC. as of December 31, 2019 and 2018 and the related consolidated statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2019 and 2018 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

October 12, 2020